EXHIBIT 10.7
RESTRICTED STOCK UNIT AWARD
as of October 17, 2024 (“Grant Date”)
The parties to this Restricted Stock Unit Award (“Award”) are Applied Digital Corporation a Nevada Corporation (the “Company”), and Saidal Mohmand, an employee of the Company (“Employee”).
The Company has retained Employee as an employee of the Company, and wishes to provide Employee with an incentive to put forth maximum effort for the success of the Company’s business.
Pursuant to the terms of the Applied Blockchain, Inc. 2022 Incentive Plan (the “Plan”), the Company has determined to grant Employee as of the Grant Date, an incentive award in the form of 490,000 restricted stock units (“RSUs”), subject to the terms of the Plan, and subject to the terms and conditions herein set forth.
Terms used herein that are defined in the Plan, shall have the same meanings given them in the Plan.
ARTICLE I
GRANT OF RSUS
1.1Each RSU shall have a value equal to the Fair Market Value of one share of the Company’s Common Stock on the relevant date.
1.2The RSUs shall be subject to the terms and conditions of this Award.
1.3Except as provided in this Award, the RSUs shall remain unvested, nontransferable and are subject to a substantial risk of forfeiture in accordance with the terms of this Award.
1.4RSUs granted to the Employee shall be credited to an account (the “Account”) established and maintained for the Employee. An Employee’s Account shall be the record of RSUs granted to the Employee under the Plan, is solely for accounting purposes and shall not require a segregation of any Company assets.
1.5To accept the RSUs, please execute and return this Award where indicated (including acceptance via an electronic platform maintained by the Company or a third-party administrator engaged by the Company) by October 10, 2025 (the “Acceptance Deadline”). By executing this Award and accepting your RSUs, you will have agreed to all the terms and conditions set forth in this Award and the Plan. The grant of the RSUs will be considered null and void, and acceptance of the RSUs will be of no effect, if you do not execute and return this Award by the Acceptance Deadline.

ARTICLE II
VESTING OF RSUs
2.1Employee’s RSUs shall be vested in accordance with this Article II.
2.2The RSUs shall vest in accordance with the following schedule:
One-sixth (1/6th) of the RSUs shall vest on April 4, 2025 (the “First Vesting Date”), and one-sixth (1/6th) of the RSUs shall vest on each six (6) month anniversary of the First Vesting Date thereafter, such that the RSUs shall be fully vested on October 4, 2027, in each case, subject to Employee’s continued employment with Company through the applicable vesting date. Notwithstanding the foregoing, if (i) a Change of Control is consummated prior to October 15, 2025, vesting of fifty percent (50%) of the then-unvested portion of the RSUs shall accelerate upon consummation of such Change of Control (or, in the event a Replacement Award is not issued with respect to any RSUs that would not otherwise vest, except as otherwise provided in Section 4.1(c) hereof, vesting of one hundred percent (100%) of the RSUs shall accelerate upon consummation of such Change of Control), and (ii) if a Change of Control is consummated on or after October 15, 2025, then one-hundred percent (100%) of the then-unvested RSUs shall accelerate upon consummation of such Change of Control, in the case of each of (i) and (ii), subject to Employee’s continued employment with the Company through the consummation of such Change of Control.

2.3Subject to Article IV of this Award, all RSUs that are forfeitable shall be forfeited if Employee’s employment shall be terminated for any reason.

2.4Notwithstanding anything in this Agreement to the contrary, in the event Employee’s employment with the Company is terminated for Cause, then any shares of Common Stock that have previously been issued to Employee hereunder, and all then-unvested RSUs (and any RSUs that have vested but with respect to which payment has not been made), shall automatically, without further action, notice, or deed, be forfeited, without payment of consideration therefor.
ARTICLE III
PAYMENT OF THE RSUs
3.1Payment of the vested RSUs shall be made as soon as practicable after the RSUs have vested, but in no event later than March 15th of the calendar year after the calendar year in which the RSUs vest.
3.2The vested RSUs shall be paid in cash or whole shares of Common Stock or a combination thereof, as determined in the sole discretion of the Company.
3.3If Employee dies prior to the payment of their vested RSUs, any vested RSUs shall be paid to their Beneficiary as designated or determined in accordance with the terms of the Plan.

ARTICLE IV
CHANGE OF CONTROL
4.1Except as provided in Section 2.2, in the event a Change of Control is consummated prior to the forfeiture of the RSUs under Section 2.3, the provisions of this Article IV shall apply.
(a)Subject to subparagraphs (b) and (d) of this Section 4.1, if, upon the consummation of a Change of Control, Employee receives a new award which qualifies as a Replacement Award (as defined below), the Replacement Award shall replace this Award and continue subject to the Replacement Award’s terms.
(i)A “Replacement Award” is an award that substitutes for this Award and meets the following requirements: (i) it has a value at least equal to the value of this Award as determined under applicable law and by the Committee in its sole discretion; (ii) it relates to publicly traded equity securities of the Company or its successor in the Change of Control or another entity that is affiliated with the Company or its successor following the consummation of such Change of Control; and (iii) its other terms and conditions are not less favorable to Employee than the terms and conditions of this Award (including the provisions that would apply in the event of the consummation of a subsequent Change of Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of this Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of a Replacement Award are satisfied shall be made by the Committee, as constituted immediately before the consummation of the applicable Change of Control, in its sole discretion.
(b)If, following the consummation of a Change of Control, the Company’s shares continue to be traded on The Trading Market or another established securities market, this Award shall continue in effect and be treated as a Replacement Award.
(c)If, upon consummation of a Change of Control that results in the Company’s shares no longer being traded on The Trading Market or another established securities market, (1) a Replacement Award (without regard to clause (ii) of the definition thereof) is granted to Employee, such Replacement Award shall replace this Award and continue subject to the Replacement Award’s terms, and (ii) no Replacement Award (without regard to clause (ii) of the definition thereof) is granted to Employee, the unvested portion of this Award shall become vested immediately prior to the consummation of the Change in Control.
(d)Notwithstanding the foregoing, upon the consummation of a Change of Control, the Committee may determine that this Award shall be canceled and terminated for consideration instead.

(e)If, in connection with the consummation of a Change of Control, Employee’s payment of this Award will cause Employee to be liable for federal excise tax under Code Section 4999 levied on certain “excess parachute payments” as defined in Code Section 280G (“Excise Tax”), then the payments made pursuant to the Awards shall be reduced (or repaid to the Company, if previously paid or provided) as provided below:
(i)If the payments due upon the consummation of a Change of Control under this Award and any other agreement between Employee and the Company, exceed 2.99 times Employee’s “base amount,” as defined in Code Section 280G, a reduced payment amount shall be calculated by reducing the payments to the minimum extent necessary so that no portion of any payment, as so reduced or repaid, constitutes an excess parachute payment. If it is determined that any Excise Tax is payable by Employee, Employee shall receive either (i) all payments otherwise due; or (ii) the reduced payment amount described in the preceding sentence, whichever will provide Employee with the greater after-tax economic benefit taking into account for these purposes any applicable excise tax.
(ii)Whether payments are to be reduced pursuant to this subparagraph (e), and the extent to which they are to be so reduced, will be determined solely by the Company in good faith and the Company will notify Employee in writing of its determination.
(iii)In no event shall Employee be entitled to receive any kind of gross-up payment or excise tax reimbursement from the Company.
ARTICLE V
MISCELLANEOUS
5.1 The Company may withhold from the Award, to the extent paid in Shares, the number of whole Shares of the Company’s common stock necessary to satisfy tax-withholding requirements attributable to the vesting of the RSUs. Notwithstanding the foregoing, it is Employee’s responsibility to properly report all income and remit all Federal, state, and local taxes that may be due to the relevant taxing authorities as the result of the vesting of this RSU Award.
5.2The terms of this RSU shall be adjusted as the Committee determines is equitable in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.
5.3Whenever the term “Employee” is used in any provision of this Award under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the RSUs may be transferred by will or by the laws of descent and distribution, the term “Employee” shall be deemed to include such person or persons.

5.4Employee shall not be deemed for any purpose to be a shareholder of the Company in respect of any shares as to which the RSUs shall not have been vested and paid in Common Stock.
5.5Nothing in this Award or otherwise shall obligate the Company to vest any of the RSUs, to permit the RSUs to be earned and vested other than in accordance with the terms hereof or to grant any waivers of the terms of this Award, regardless of what actions the Company, the Board or the Committee may take or waivers the Company, the Board or the Committee may grant under the terms of or with respect to any RSU now or hereafter granted to any other person or any other RSU granted to Employee.
5.6Notwithstanding any other provision hereof, Employee shall not earn or vest in the RSUs granted hereunder, and the Company shall not be obligated to issue any shares to Employee hereunder, if the earning or vesting thereof or the issuance of such shares would constitute a violation by Employee or the Company of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Company shall be final and binding. The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as the same shall be in effect from time to time) or to take any other affirmative action in order to cause the issuance of shares pursuant this RSU to comply with any law or regulation of any governmental authority.
5.7The RSUs granted hereunder are not transferable by Employee otherwise than by will or the laws of descent and distribution. No assignment or transfer of the RSUs granted hereunder, or of the rights represented thereby, whether voluntary or involuntary, by the operation of law or otherwise (except by will or the laws of descent and distribution), shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon any such assignment or transfer the RSUs shall terminate and become of no further effect.
5.8This Award shall be governed by the laws of the State of Texas applicable to agreements made and performed wholly within the State of Texas (regardless of the laws that might otherwise govern under applicable conflicts of laws principles) and applicable federal law. All disputes arising under this Award shall be adjudicated solely within the State or Federal courts located within the State of Texas, Dallas County, and in accordance with the resolution provisions under the Agreement.
5.9This Award, together with the Plan, sets forth a complete understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings with respect thereto. Except as expressly set forth in this Award, the Company makes no representations, warranties or covenants to Employee with respect to this Award or its subject matter, including with respect to the current or future value of the shares subject to the RSUs. Any modification, amendment or waiver to this Award will be effective only if it is in writing signed by the Company and Employee. The failure of any party to enforce at any time any provision of this Award shall not be construed to be a waiver of that or any other provision of this Award.

5.10This Award shall be administered and interpreted solely by the Committee or its delegated agent. The interpretations and decisions of the Committee with regard to this RSU shall be final and conclusive and binding upon Employee.
5.11It is the intent that this Award comply in all respects with Rule 16b-3 under the Exchange Act and any related regulations. If any provision of this Award is later found not to be in compliance with such Rule and regulations, the provisions shall be deemed null and void. The provisions of the RSUs under this Award shall be executed in accordance with the requirements of Section 16 of the Exchange Act and regulations promulgated thereunder.
5.12Subject to the limitations set forth herein, this Award shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Employee and the successors of the Company.
5.13This Award is subject to the terms of any separate Clawback Policy maintained by the Company, as such Policy may be amended from time to time.
5.14Employee hereby acknowledges receipt of a copy of the Plan and this Award, and that they have read and understand the terms and provisions of such documents, and accepts the RSUs subject to all of the terms and conditions of the Plan and the Award.
5.15In the event of any conflict between the provisions of this Award and the provisions of the Plan as in effect from time to time, the provisions of the Plan, as in effect from time to time, shall govern.
5.16Neither this RSU Award nor the granting or vesting of RSUs shall confer upon the Employee any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate the Employee’s employment at any time.
[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Award as of the day and year first above written.

APPLIED DIGITAL CORPORATION

By: /s/ Wesley Cummins
Name: Wesley Cummins
Title: Chief Executive Officer

Employee:

/s/ Saidal Mohmand
Mohammad Saidal LaVanway Mohmand